EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made effective as of the 1st day of January, 2010

BETWEEN:

> **WESCORP ENERGY INC.,** a body corporate duly incorporated pursuant to the laws of the State of Delaware, USA ("**Wescorp**")

OF THE FIRST PART

- and -

> **ROBERT G. POWER**, an individual resident in the City of Canmore, in the Province of Alberta (the "**Executive**")

OF THE SECOND PART

WHEREAS:

A. Wescorp desires to employ the Executive to, in conjunction with the CEO, develop and lead overall strategy for Wescorp.

B. The Executive desires to be employed by Wescorp.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises, covenants and agreements hereinafter contained it is agreed by and between the parties as follows:

ARTICLE 1 - EMPLOYMENT

1.1 The Executive will, during the Term or any renewals thereof, perform all of the Duties as Wescorp shall, from time to time, reasonably assign to the Executive which relate to corporate strategy and the execution of that strategy.

ARTICLE 2 - TERM

2.1 The employment of the Executive by Wescorp shall be for a four (4) year period commencing on January 1, 2010 and ending on December 31, 2013. (the "**Term**").

2.2 Subject to the prior termination of this Agreement as herein provided, upon the expiration of the Term this Agreement shall automatically be extended for a further three (3) year

period unless either Wescorp or the Executive serves written notice on the other with a minimum of ninety (90) days notice prior to the expiration of the Term that they do not wish to renew this Agreement for an additional three (3) year period. For greater certainty, it is understood that "Term" shall refer to the original term of this Agreement as defined in Article 2.1 herein and any renewal thereof.

ARTICLE 3 - DUTIES

3.1 The Executive shall, during the period of the Executive's employment hereunder, perform the duties and responsibilities (the "**Duties**") as Wescorp shall from time to time reasonably assign to the Executive and, without limiting the generality of the foregoing, the Duties shall include those duties set forth in Schedule "A" attached hereto. During the Term of this Agreement the Executive shall promote, develop and extend the business of Wescorp and its subsidiaries and related corporations.

3.2 It is acknowledged and agreed that the Executive shall be entitled to devote reasonable time and energy to businesses other than Wescorp in which the Executive has an interest and to provide consulting services to others.

3.3 The Executive shall truly and faithfully account for and deliver to Wescorp all money, securities and things of value belonging to Wescorp which the Executive may from time to time receive for, from or on account of Wescorp.

ARTICLE 4 - REMUNERATION

4.1 The annual base salary of the Executive shall be THREE HUNDRED THOUSAND DOLLARS ($300,000) per annum ("**Salary**") or such other additional amount as shall from time to time be agreed upon in writing between Wescorp and the Executive. Such Salary shall be paid monthly in arrears or in such other manner as may be mutually agreed. The Salary paid to the Executive shall be subject to annual review by the Board of Directors of Wescorp commensurate with Wescorp's year end (December 31st).

4.2 Alternatively, at the sole choice of the Executive, the Salary may be paid in part or in whole in the form of Wescorp options as follows: Employee shall elect on or before the "Election Date", as defined below, to what extent, if any, that the Salary for the year for which the election is being made will be taken in options. "Election Date" shall mean (i) the execution date for 2010 Salary; and (ii) December 20 of the year prior to any other year for which the election is being made. The election shall specify which portion or portions of the Salary will be taken in options for that salary year. If no election is made in a timely manner, the Salary will be paid entirely in cash. If options are chosen, they will be priced and vested immediately at the time of market closing on the Election Date. The exercise price of the options will be the volume weighted actual trading price (the "VWAP") for Wescorp common stock on the Election Date. If that closing date is not a market trading day, then the exercise price will be the VWAP for Wescorp common stock on the last market trading day prior to the Election Date. Where options are chosen, the quantum of options will be valued at three (3) times the cash value of the Salary. For

clarity, where options are chosen, the Salary value (eg $1.0) is multiplied by 3, and an equivalent value of options for cash ($3.0 worth of options valued at "VWAP") is then granted by Wescorp to the Executive.

4.3 The Executive is eligible for an annual incentive bonus, which will be calculated as follows:

Not less than 35% of the annual pre-tax profit of the Wescorp Executive Bonus Pool ("Pool"), which Pool is 10% of the annual pre-tax profit of Wescorp as recorded in the audited financial statements of Wescorp, shared between the Executive Chair, the CEO and the CFO. A Pool payment, if available, shall be made to the Executive no later than the date of filing of Wescorp's Form 10-K with the U.S. Securities and Exchange Commission, following the year or portion of the year of completed service by the Executive, prorated on a percentage basis for the portion of the applicable fiscal year for which the Executive has been employed. To the extent that Wescorp's Board of Directors determines, acting reasonably, that Wescorp's cash position does not reasonably justify paying all or part of the pool payments, those payments will be deferred until the Board determines, acting reasonably, that it is appropriate for Wescorp to make the payment. The Executive's share of the Pool may be amended upon mutual agreement of the parties.

4.4 The Executive will also be entitled to participate in Wescorp's standard group benefit plan, and disability insurance plan, both of which are more specifically described elsewhere in this Agreement. It is understood that all costs associated with such plans will be borne by Wescorp.

4.5 The Executive will be reimbursed for reasonable business expenses, within such policy guidelines as may be established from time to time by Wescorp, provided that such business expenses are incurred in the ordinary course of performing the Duties. Wescorp expressly agrees to pay the Executive's annual YPO Alberta, Ontario, Forum and International membership fees and 2 – 4 YPO International conferences a year, as appropriate.

4.6 Wescorp will have the responsibility to pay and/or reimburse The Executive for any and all expenses associated with filings to regulatory bodies required of officers or directors of Wescorp.

4.7 Wescorp agrees to provide to the Executive an automobile mutually agreed upon by Wescorp and the Executive, and Wescorp further agrees to:

4.7.1 Insure the motor vehicle;

4.7.2 Pay for the service, maintenance and repair of the motor vehicle;

4.7.3 Wescorp shall provide and pay for underground parking for the Executive's use;

and the parties further agree that the provision of the motor vehicle and parking to the Executive is required to enable the Executive to carry out the services which the Executive has agreed to undertake pursuant to this Agreement, and accordingly the benefit provided under this paragraph shall be a non-taxable benefit. The Executive agrees to keep such log books relating to the use of the motor vehicle as Wescorp may require from time to time. In the event that it is determined that any portion of the benefit is taxable, then Wescorp agrees to pay the income tax levied in connection therewith.

ARTICLE 5- BENEFITS AND HOLIDAYS

5.1 The Executive, as an employee of Wescorp, will be eligible to enroll and participate in any and all of Wescorp's benefit plans, as may be determined by Wescorp from time to time, including:

5.1.1 employment benefit plans or standard group benefit plans;

5.1.2 savings plans;

5.1.3 group accident and sickness plan; and

5.1.4 a disability plan.

It is understood that all costs related to all benefits described in this Article 5.1 for which the Executive is eligible shall be borne by Wescorp (except any disability policy, which shall be paid by the Executive), that the disability plan is portable, and that any policy which is portable may be directly acquired by the Executive after the termination or expiration of this Agreement.

5.2 Wescorp agrees that none of the benefits described in Article 5.1 or in Article 4 for which the Executive is eligible shall be cancelled or amended in a manner adverse or potentially adverse to the Executive, without the Executive's written consent.

5.3 The Executive shall be entitled to every enhancement to the terms and benefits of any of the plans described in Article 5.1, or to participate in any new benefit plans which may be established by Wescorp subsequent to the date of this Agreement. Nothing herein obligates Wescorp to make any enhancements to its existing benefit plans, or to establish any new benefit plans, but once made or established (as the case may be), the enhanced terms and benefits or new benefit plans (as the case may be) shall not be cancelled or amended, without the Executive's written consent.

5.4 The Executive shall be entitled to four (4) weeks paid holidays during each year of the Term. Holidays must be taken at times that are satisfactory to Wescorp, acting reasonably, and must be taken within two (2) years of the year to which the holiday relates and holidays not taken shall be deemed to have been taken and no other compensation shall be payable by Wescorp. For greater clarity, it is understood that for the purpose of determining the number of holidays for which the Executive is entitled, each year of the Term will commence on January 1st and end on December 31st.

ARTICLE 6 - CONFIDENTIALITY

6.1 The Executive shall not, either during the continuance of the Executive's employment hereunder or at any time after termination of the Executive as an employee of Wescorp, for any reason whatsoever (except in the proper course of carrying out the Duties, or otherwise required by law), divulge to any person whomsoever, and shall use the Executive's best endeavors to prevent the publication or disclosure of:

6.1.1 any confidential information concerning the business or finances of Wescorp or any other corporation for which he is directed to perform services hereunder or of any of their dealings, transactions or affairs which may come to the Executive's knowledge during or in the course of the Executive's employment; or

6.1.2 any trade secrets, know-how, inventions, technology, designs, methods, formula, processes, copyrights, trade marks, trade mark applications, patents, patent applications or any other proprietary information and/or data of Wescorp (herein collectively called "**Intellectual Property**".

ARTICLE 7 - INVENTIONS AND PATENTS

7.1 If the Executive contributes to any invention (whether patentable, patented, or not), any Intellectual Property, or any improvement or modification to any invention or Intellectual Property, then the Executive's contribution thereto and the invention, Intellectual Property or improvement thereof shall be the exclusive property of Wescorp. The Executive shall execute any and all agreements, assurances or assignments which Wescorp may require and the Executive shall fully cooperate with Wescorp in the filing and prosecution of any patent applications.

ARTICLE 8 - RESTRICTIVE COVENANT

8.1 The Executive will not at any time during the Term, or during any renewal thereof, and for a period of one (1) year following the expiration or termination of the Executive's employment for whatever cause, compete in Canada, directly or indirectly, with any of the hydrocarbon / soil / water separation or other businesses carried on by Wescorp as of the date of such expiration or termination, its subsidiaries or affiliates:

8.1.1 as a principal, partner or employee;

8.1.2 as an officer, director or similar official of any incorporated or unincorporated entity engaged in any such competing business (the "**Other Entity**");

8.1.3 as a consultant or advisor to any Other Entity;

8.1.4 as a holder of shares of any Other Entity;

8.1.5 by canvassing or soliciting orders or business for any Other Entity; or

8.1.6 in any relationship described in subsections 8.1.1 through 8.1.5 of this section with any incorporated or unincorporated entity which provides services for or necessarily incidental to the business of an Other Entity;

without the prior express written consent of Wescorp, which may not be unreasonably withheld. Notwithstanding the foregoing, the ownership of securities of any issuer traded on any exchange or public market, representing not more than five percent (5%) of the issued and outstanding securities of any class of securities of such issuer, or five percent (5%) of a privately held corporation, shall not constitute a breach of this Section 8.1.

8.2 The Executive will not at any time during the Term, or during any renewal thereof, and for a period of one (1) year following the expiration or termination of the Executive's employment for whatever cause, without the prior express written consent of Wescorp, which may not be unreasonably withheld, directly or indirectly, solicit for the purposes of employment or consultation, any employee of Wescorp, or any employee of any of its affiliates who performs functions associated with the management of Wescorp, provided, however, that the hiring or soliciting of such persons who have responded to general advertisements not specifically targeted at such person will not be considered a violation of this paragraph.

8.3 Notwithstanding the provisions of Article 8.4, the Executive acknowledges and agrees that the time frames for which the aforesaid covenant shall apply have been considered by the Executive, who has taken independent legal advice with respect thereto, and the restraint and restriction of and on the future activities of the Executive are reasonable in the circumstances.

8.4 The parties agree that if the time frames set out in this Article 8 are found to be unenforceable by a court of competent jurisdiction, the time frames will be amended to the time frames as established by a court of competent jurisdiction.

8.5 The Executive acknowledges that any breach of this Article 8 will cause irreparable harm to Wescorp, for which Wescorp cannot be compensated by damages. The Executive agrees that in the event of a breach of the covenant contained in this Article 8, Wescorp shall not be restricted to seeking damages only, but shall be entitled to injunctive and other equitable relief.

ARTICLE 9 - TERMINATION OF EMPLOYMENT

9.1 Wescorp may terminate this Agreement at any time for cause without payment of any compensation either by way of anticipated earnings or damages of any kind whatsoever. The term "for cause" shall include, without limitation, any one or more of the following:

9.1.1 a significant breach or failure or a continual breaching or failing to observe any of the provisions herein;

9.1.2 the bankruptcy of the Executive;

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9.1.3 any act of dishonesty detrimental to the well-being of Wescorp;

9.1.4 any act of gross negligence relating to completing the Duties;

9.1.5 the commission of an indictable offence for which the Executive is convicted, which significantly impairs the Executive's ability to perform the Duties and responsibilities hereunder or which materially adversely affects the reputation of Wescorp; or

9.1.6 failure to comply with reasonable instructions, orders and directions of the Board of Directors of Wescorp.

9.2 In the event that the Executive becomes physically or mentally disabled and is unable to perform the Duties for a period of twelve (12) months, as confirmed by a doctor's certificate, Wescorp shall be entitled to terminate this Agreement without further compensation upon sixty (60) days written notice to the Executive. In the case of the death of the Executive, all obligations of Wescorp under this Agreement shall cease immediately. Termination under this provision or death shall not affect any rights occurring to the Executive and/or his estate under the stock options issued to the Executive pursuant to Article 11 or the Executive Bonus Pool under Article 4 hereof. Compensation under this provision may be taken in cash, shares or options, at the sole choice of the Executive or his Executor in event of death.

9.3 In the event that the Executive's employment with Wescorp is terminated without cause, or Wescorp serves notice to the Executive in accordance with Article 2.2 hereof that it does not wish to renew this Agreement, then:

9.3.1 Wescorp agrees to pay to the Executive an amount equal to three times (3x) his highest annual base salary and bonus, if any, for the past three (3) years of his employment with Wescorp.

9.3.2 Wescorp agrees to pay to the Executive an additional amount equal to 299 percent of his highest annual base salary for the past three (3) years of his employment with Wescorp, as compensation for the loss of opportunities to obtain additional stock options pursuant to Article 11 hereof.

9.3.3 Up to 50% of the compensation arising under 9.3.1 or 9.3.2 may be made by Wescorp to the Executive in stock, rather than cash, which stock will be valued at the market price of the stock on the day of market close that the grant is made.

9.4 For the purpose of Articles 9.3.1 and 9.3.2, until the Executive has completed one year of employment, the Executive's annual base salary and bonus for the first year is deemed to be $300,000.

9.5 The Executive may, at the Executive's sole discretion, take all or part of the compensation arising under this Article 9 in the form of stock options, rather than stock, on the option valuation formula set out in Article 4.2.

9.6 Any cash payment to be made by Wescorp, or any stock or options to be issued by Wescorp to the Executive pursuant to the terms of Article 9.3 shall be paid in a lump sum, or issued, within twenty (20) business days of the giving of written notice by Wescorp.

9.7 All payments provided for herein shall be in lieu of all other notice or damage claims in regards to the non-renewal of the Agreement by Wescorp with the Executive, and the Executive shall be barred from making any claim in that regard.

9.8 The Executive may terminate this Agreement and the employment created herein by giving at least sixty (90) days prior written notice of such intention to Wescorp. After the expiry of such notice, all obligations of Wescorp and the Executive under this Agreement shall cease, except for the obligations of the Executive under Articles 6, 7 and 8 hereof, which shall continue as provided in those Articles.

ARTICLE 10 - OTHER AGREEMENTS IN RESPECT OF TERMINATION

10.1 In the event of the termination of this Agreement for cause or otherwise howsoever occurring, the Executive shall resign as a director and/or officer of Wescorp or any subsidiary or related corporation.

10.2 Notwithstanding any termination of this Agreement for any reason whatsoever, whether with or without cause, all of the provisions of Articles 6, 7 and 8 and any other provisions of this Agreement necessary to give efficacy and effect thereto shall continue in full force and effect following the termination of this Agreement.

ARTICLE 11 – WESCORP OPTIONS

11.1 Wescorp represents to the Executive that Wescorp has agreed to grant to the Executive the right to acquire common shares in Wescorp.

11.2 Wescorp covenants and agrees that it shall five (5) days following execution of this Agreement, deliver to the Executive a stock option agreement, duly executed by Wescorp, which shall be completed as follows :

11.2.1 # of Options - The number of options shall be options to purchase 5% of the issued common stock of Wescorp shares as of close of market on the execution date.

11.2.2 Exercise Price - The Exercise Price shall be the VWAP of the Shares on the principal stock exchange on which the Shares are traded, on the date of execution of this Agreement.

11.2.3 Vesting Dates

Stage I	50% upon execution of the Contract
Stage II	25% on the first anniversary of execution of Contract
Stage III	25% on the second anniversary of execution of Contract

11.2.4 Expiry Date - The Expiry Date shall be a date which is five (5) years following the Vesting Date.

11.3 In the event of the Executive's death, all stock options which have vested continue for the benefit of the Executive's estate.

11.4 The Executive is eligible for a further grant of options, in an amount to be determined as described below in this paragraph, for the third and fourth years of this Agreement ("Stage IV Options"). No less than 180 days prior to the end of the second year of service, Wescorp, acting reasonably and in consultation with the Executive, will inform the Executive of the quantum of the Stage IV Options. Wescorp shall grant the Stage IV Options to the Executive on or before January 1, 2012.

11.5 If the Company issues any New Securities (as defined below), then the Company will provide to Executive the right to participate described below. As of the date of execution of this Agreement, there are 105,336,791 shares of all classes issued. Including the grants of securities hereunder to the Executive, Executive owns in options the equivalent of 5.000 percent (the "Executive's Percent") of the issued shares of Wescorp.

For purposes of this Agreement, "New Securities" shall mean any equity or convertible debt issued by the Company for consideration other than services, including any Convertible Securities. New Securities shall not include the grant or issuance of any stock, stock option or warrant, or the grant or issuance of any stock as a result of the exercise of any stock option or warrant, to the extent that the original issuance of the stock, stock option or warrant was to any employee, director, consultant or other service provider to Wescorp in the capacity of such person or entity as an employee, director, consultant or other service provider to Wescorp or otherwise in connection with the providing of services to Wescorp.

Based on the foregoing, the following shall occur:

(i) If the Company issues New Securities consisting solely of common or preferred stock (the "New Issuance"), then at the closing of the New Issuance, the Executive will receive options to purchase that number of shares of the New Issuance that is equal to the Executive's Percent of the New Issuance. The exercise price of the options will be the VWAP for Wescorp common stock on the first closing date of the New Issuance. If that closing date does not occur on a business day, then the exercise price will be the VWAP for Wescorp common

stock on the last business day prior to that closing date. The options will vest at the closing and will expire five years after the date of the closing;

(ii) If the Company issues New Securities consisting of or including options, warrants, convertible notes, convertible debentures, or other convertible securities (the "New Convertible Issuance"), then at the closing of the New Convertible Issuance, the Executive will receive options as follows:

(a) With respect to any options, warrants, convertible notes, convertible debentures or other convertible securities included in the New Convertible Issuance, the Executive will receive options to purchase the Executive's Percent of the number of securities into which the convertible securities are convertible, provided that the Executive's options will not vest or otherwise become exercisable unless, until and only to the proportionate extent that the convertible securities included in the New Convertible Issuance have been exercised or converted. At the time of any such exercise or conversion, the Executive will be entitled to exercise options to purchase an amount equal to the Executive's Percent of the securities that have been purchased through the exercise of the convertible securities. The exercise price of these options will be the VWAP for Wescorp common stock on the first closing date of the New Issuance. If that closing date does not occur on a business day, then the exercise price will be the VWAP for Wescorp common stock on the last business day prior to that closing date. The Executive's options will have an exercise period equal to the exercise or conversion period of the specific convertible securities that were exercised or converted in order to cause the vesting of those particular Executive's options. This exercise period for the Executive's options will begin on the date that they vest. Notwithstanding anything to the contrary, the Executive will not be entitled to exercise any options that are attributable to convertible securities included in the Convertible Issuance that were never exercised or otherwise converted.

(b) With respect to any shares of common or preferred stock that are issued as part of the New Convertible Issuance without the exercise or conversion of a convertible security (the "Directly-Issued Shares"), the Executive will receive options to purchase the Executive's Percent of the Directly-Issued Shares. The exercise price of these options will be the VWAP for Wescorp common stock on the first closing date of the New Issuance. If that closing date does not occur on a business day, then the exercise price will be the VWAP for Wescorp common stock on the last business day prior to that closing date. These options will vest and be exercisable immediately and will expire after a period equal to the length of the exercise period for the convertible securities included in the New Convertible Issuance. If there are different lengths of exercise period for different convertible securities included in the New Convertible Issuance, the length of the exercise period for the options to purchase Directly-Issued Shares will be the average of the lengths of those different exercise

periods.

11.6 All options granted pursuant to this Agreement shall be transferable subject to all applicable securities laws and regulations, including the U.S. Securities Act of 1933 and the restrictions on transfer described in Article 15.

ARTICLE 12– ONE TIME INCENTIVE

12.1 As an inducement for the Executive, Wescorp shall pay to the Executive $150,000 on or before January 01, 2011. The Executive may receive this payment in cash, shares or stock options, at the choice of the Executive. If the Executive chooses options, the options shall be issued on December 31, 2010, with an exercise price equal to the VWAP on the last market trading day on or before December 31, 2010.

ARTICLE 13 – CHANGE OF CONTROL

13.1 "Change of Control" is defined as:

13.1.1 any change in the holding directly or indirectly, of securities of Wescorp or of any voting rights attached to any securities of Wescorp, as a result of which any corporation or other person, or a group of corporations or persons acting in concert, or corporations or persons associated with or affiliated with any such corporation, person or group within the meaning of the *Securities Act* (Alberta); would be entitled to cast 40% or more of the votes attached to all shares of Wescorp that may be cast to elect directors of Wescorp.

13.1.2 the Board adopts a resolution of the effect that, for the purposes of this Employment Agreement, a Change in Control has occurred, or that such a Change in Control is imminent, in which case, the date of the Change in Control shall be deemed to be the date specified in such resolution provided that the Change in Control actually occurs.

13.2 Should a Change of Control occur, this employment contract will be deemed to be terminated, and the Executive will be paid the same quantum of termination compensation, and under the same terms as described in Article 9 "Termination".

ARTICLE 14 – EXECUTIVE RESPONSIBLE FOR OBTAINING TAX ADVICE.

14.1 Executive acknowledges that Wescorp has not provided Executive with any representations or advice concerning the possible tax consequences of this Agreement, and Executive is fully responsible for obtaining such tax advice on his own.

ARTICLE 15- RESTRICTIONS ON TRANSFERABILITY OF OPTIONS AND WARRANTS ISSUED HEREUNDER.

Any options, stock or other securities that may be issued pursuant to this Agreement will not have been registered or qualified under the securities laws of the U.S. or of any state of the U.S. These securities may not be offered for sale, sold, pledged, or otherwise disposed of unless so registered or qualified or unless an exemption exists, the availability of which is to be established by an opinion of counsel to the registered holder, which opinion and counsel shall both be satisfactory to Wescorp.

ARTICLE 16 - GENERAL

16.1 This Agreement and the Schedules attached hereto constitute the entire agreement between the parties hereto and cancels and supersedes all previous written, verbal or implied terms, conditions and representations relating to the Executive's employment.

16.2 The failure of either party at any time to require strict performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Neither shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

16.3 Each article, paragraph, clause, sub-clause and provision of this Agreement shall be severable from each other and if for any reason any article, paragraph, clause, sub-clause or provision is invalid or unenforceable, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other article, paragraph, clause, sub-clause or provision. This Agreement and each article, paragraph, clause, sub-clause and provision hereof shall be read and construed so as to give thereto the full effect thereof subject only to any contrary provision of the law to the extent that where this Agreement or any article, paragraph, clause, sub-clause or provision hereof would but for the provisions of this paragraph have been read and construed as being void or ineffective, it shall nevertheless be a valid agreement, article, paragraph, clause, sub-clause or provision as the case may be to the full extent to which it is not contrary to any provision of the law.

16.4 The parties hereto submit to the exclusive jurisdiction of the Courts of Alberta in respect of any matter or thing arising out of this Agreement or pursuant thereto. Any dispute will be decided in Calgary, Alberta.

16.5 All notices to be given by either party hereto shall be personally delivered or sent by courier or mail to the following address or such other address as may be notified by either party:

16.5.1 If to Wescorp to:

Suite 400, 435 4th Ave SW
Calgary, Alberta T2P3A8
Attention: The CEO

16.5.2 If to the Executive to:

Robert G. Power
211 Miskow Close
Canmore, Alberta
T1W 3G7

16.6 This Agreement shall enure to the benefit of and be binding upon the parties hereto, their heirs, administrators, successors and legal representatives. This Agreement may be assigned by Wescorp but may not be assigned by the Executive.

IN WITNESS WHEREOF the parties have duly executed this Agreement this 24th day of September, 2010.

WITNESS:

Per:

JACLYN VELDHUYZEN

ROBERT G. POWER

WESCORP ENERGY INC:

Per:

D.E. Biles, CEO & President

SCHEDULE "A"

DUTIES

Job Title: **Executive Chair**

Reports To: **Board of Directors**

To lead the Board of Directors, oversee the governance of Wescorp, and co-lead Wescorp with the CEO.